Exhibit 99.1

Media Contacts:	Karissa Peer	Investor Contacts:	Jennifer Halchak
	(614) 314-8094 Kate Vossen (732) 675-8448		(201) 275-2711

Organon reports results for the third quarter ended September 30, 2022

•	Third quarter 2022 revenues of $1,537 million
•	Third quarter diluted earnings per share from continuing operations of $0.89 and non-GAAP adjusted diluted earnings per share from continuing operations of $1.32
•	Both reported and non-GAAP adjusted diluted earnings per share include a negative impact of $0.04 for acquired in-process research and development (IPR&D) and milestones
•	Adjusted EBITDA of $546 million, inclusive of $10 million of acquired IPR&D and milestones
•	Board of Directors declares quarterly dividend of $0.28 per share
•	Full year 2022 financial guidance ranges updated:
°	Revenue range narrowed to $6.1 billion to $6.2 billion and reflects persisting foreign currency headwinds
°	Adjusted EBITDA margin range narrowed and raised to 33.5% to 34.5%

Jersey City, N.J., November 3, 2022 – Organon (NYSE: OGN) (the “company”), today announced its results for the third quarter ended September 30, 2022.

“We continue to build on our track record, demonstrating that Organon’s existing portfolio can deliver sustainable growth,” said Kevin Ali, Organon’s CEO. “In addition, we are gaining traction with our newly-acquired assets. We recently made our first ex-U.S. shipment for the Jada® system, which is intended to provide control and treatment of abnormal postpartum uterine bleeding or hemorrhage. Further, last week we enrolled the first patient in the Phase 2 ELENA study to evaluate the safety and efficacy of OG-6219, the investigational candidate for endometriosis we acquired with Forendo Pharma last year. We are proud to have achieved this milestone as it is Organon’s first molecular entity to enter this phase and signifies our dedication to developing novel alternative therapies for patients suffering from endometriosis.”

Third quarter 2022 revenues

in $ millions	Q3 2022	Q3 2021	VPY	VPY ex-FX
Women’s Health	$454	$381	19%	23%
Biosimilars	129	140	(7)%	(4)%
Established Brands	915	1,027	(11)%	(2)%
Other (1)	39	52	(26)%	(28)%
Revenues	$1,537	$1,600	(4)%	3%

(1) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties, and allocated amounts from pre-spin revenue hedging activities.

Total net revenues were $1,537 million for the third quarter of 2022, a decrease of 4% as-reported and an increase of 3% excluding the impact of foreign currency (ex-FX), compared with the third quarter of 2021.

Women’s Health grew 19% as-reported, and 23% ex-FX in the third quarter of 2022 compared with the third quarter of 2021. During the third quarter of 2022, Nexplanon® (etonogestrel implant) grew 34% ex-FX, primarily driven by demand uptake in the United States as well as volume growth outside the United States, particularly in the company’s LAMERA (Latin America, Middle East, Russia and Africa) region. Continued demand for the company’s fertility offerings also contributed to growth in the quarter; Follistim AQ® (follitropin beta injection), increased 2% ex-FX in the third quarter of 2022, and ganirelix acetate injection increased 52% ex-FX.

Biosimilars revenue declined 7% as-reported and 4% ex-FX in the third quarter 2022, compared with the third quarter of 2021 primarily driven by the timing of a tender for Ontruzant® (trastuzumab-dttb) in Brazil in 2021, as well as competitive pressures in Europe partially offset by the continued uptake of Ontruzant in the United States since its launch in July 2020. The company’s four other biosimilars Renflexis® (infliximab-abda), Brenzys™ (etanercept), Hadlima™ (adalimumab-bwwd) and Aybintio™ (bevacizumab) all grew double digits in the quarter on a constant currency basis.

Established Brands represents a broad portfolio of well-known medicines, predominantly marketed and sold outside of the United States, which are generally beyond market exclusivity. The portfolio includes leading brands in cardiovascular, respiratory, dermatology and non-opioid pain management, and generic competition varies by market. The portfolio’s exposure to loss of exclusivity risk peaked in 2021 and no longer represents a significant impediment to stable long-term performance in the Established Brands franchise.

Revenues for Established Brands decreased 11% as-reported and decreased 2% ex-FX in the third quarter of 2022, compared with the third quarter of 2021. During the third quarter of 2022, the two largest therapy areas in Established Brands, cardiovascular and respiratory, declined modestly on a constant currency basis. In the cardiovascular portfolio, Atozet grew 9% ex-FX in the third quarter of 2022, compared with the prior year period and in the respiratory portfolio, both Nasonex and Singulair grew approximately 5% ex-FX in the third quarter of 2022 compared with the prior year period. Year to date, revenue for the Established Brands franchise of $3.0 billion declined 1% as-reported and grew 6% on a constant currency basis. Given the strong year-to-date performance, the company expects the Established Brands franchise to deliver modest growth on a constant currency basis for the full year 2022, despite a forecasted impact in the fourth quarter of 2022 from the inclusion of certain of its products in Volume Based Procurement initiatives in China.

Third quarter 2022 profitability

in $ millions, except per share amounts	Q3 2022	Q3 2021	VPY
Revenues	$1,537	$1,600	(4)%
Gross profit	986	991	(1)%
Non-GAAP Adjusted Gross Profit (1)	1,032	1,038	(1)%
Adjusted EBITDA (1,2)	546	611	(11)%
Net Income, continuing operations	227	323	(30)%
Non-GAAP adjusted net income, continuing operations (1)	337	401	(16)%
Diluted Earnings per Share (EPS), continuing operations	0.89	1.27	(30)%
Non-GAAP adjusted diluted EPS, continuing operations (1)	1.32	1.58	(16)%
Acquired IPR&D and milestones	10	25	NM
Per share impact to diluted EPS from acquired IPR&D and milestones	(0.04)	(0.09)	NM

	Q3 2022	Q3 2021
Gross margin	64.2%	61.9%
Non-GAAP Adjusted Gross Margin (1)	67.1%	64.9%
Adjusted EBITDA margin (1,2)	35.5%	38.2%

(1) See Tables 4,5 and 6 for reconciliations of GAAP to non-GAAP financial measures

(2) Adjusted EBITDA and Adjusted EBITDA margin include $10 million in the third quarter of 2022 related to acquired IPR&D and milestones

Gross margin in the third quarter of 2022 was 64.2% as-reported, compared with 61.9% in the prior year period. Adjusted Gross Margin was 67.1% in the third quarter of 2022 compared with 64.9% on an adjusted basis in the third quarter of 2021. The year over year improvement in gross margin is primarily due to favorable product mix and a $24 million charge in 2021 that pertained to unavoidable losses associated with a long-term vendor supply contract conveyed as part of the company’s spin-off from Merck & Co., Inc.

Adjusted EBITDA margin was 35.5% in the third quarter of 2022 compared with 38.2% in the third quarter of 2021. Adjusted EBITDA margin in the third quarter of 2022 is inclusive of $10 million of acquired IPR&D and milestones, compared with $25 million of similar costs in the prior year period. Higher selling and promotional costs as well as R&D spend associated with the company’s recent acquisitions of clinical stage assets contributed to the decline in Adjusted EBITDA margin year over year.

Net income from continuing operations for the third quarter of 2022 was $227 million, or $0.89 per diluted share, compared with $323 million, or $1.27 per diluted share, in the third quarter of 2021. Non-GAAP Adjusted net income from continuing operations was $337 million, or $1.32 per diluted share, compared with $401 million, or $1.58 per diluted share, in 2021.

Beginning in 2022, Organon no longer excludes expenses for upfront and milestone payments related to collaborations and licensing agreements, or charges related to pre-approval assets obtained in transactions accounted for as asset acquisitions from its non-GAAP results. The change to include all acquired IPR&D and milestone expenses negatively impacted Adjusted diluted EPS by $0.04 in the third quarter of 2022, compared with a negative $0.09 impact in the third quarter of 2021. In connection with this change, acquired IPR&D expenses are now reported as a separate income statement line item. These costs were previously recorded within the R&D expenses line.

Capital allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.28 for each issued and outstanding share of the company’s common stock. The dividend is payable on December 15, 2022 to stockholders of record at the close of business on November 14, 2022.

As of September 30, 2022, cash and cash equivalents were $499 million, and debt was $8.7 billion.

Full year guidance

Organon does not provide GAAP financial measures on a forward-looking basis because the company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to Organon’s results computed in accordance with GAAP.

The company is updating its 2022 financial guidance ranges previously provided on August 4, 2022. Organon’s financial guidance does not assume an estimate for future IPR&D (in-process research & development) and milestone payments for business development transactions not yet executed.

	Previous guidance	FX impact	Current guidance
Revenues	$6.1B - $6.3B	from 550bps-650bps to ~650bps	$6.1B-$6.2B
Adjusted Gross margin	Mid 60%		Unchanged
SG&A (as % of revenue)	Mid 20%		Unchanged
R&D (as % of revenue)	Upper single-digit		Unchanged
IPR&D and milestones	~($110)M		Unchanged
Adjusted EBITDA margin	32%-34%		33.5%-34.5%
Interest	~$400 million		~$420 million
Depreciation	$100-$115 million		~$100 million
Effective Non-GAAP tax rate	17.5%-19.5%		Unchanged
Fully diluted weighted avg. shares outstanding	~255 million		Unchanged

Webcast Information

Organon will host a conference call at 8:30 a.m. Eastern Time today to discuss its third quarter 2022 financial results. To listen to the event and view the presentation slides via webcast, join from the Organon Investor Relations website at https://www.organon.com/investor-relations/. A replay of the webcast will be available approximately two hours after the conclusion of the live event on the company’s website. Institutional investors and analysts interested in participating in the call must register in advance using conference ID# 58511 and by clicking on this link: https://conferencingportals.com/event/ZGyfDfjk. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including dial-in information and a unique passcode and registrant ID. Pre-registration will allow participants to bypass an operator and be placed directly into the call.

About Organon

Organon is a global healthcare company formed to focus on improving the health of women throughout their lives. Organon has a portfolio of more than 60 medicines and products across a range of therapeutic areas. Led by the women’s health portfolio coupled with an expanding biosimilars business and stable franchise of established medicines, Organon’s products produce strong cash flows that will support investments in innovation and future growth opportunities in women’s health. In addition, Organon is pursuing opportunities to collaborate with biopharmaceutical innovators looking to commercialize their products by leveraging its scale and presence in fast growing international markets.

Organon has a global footprint with significant scale and geographic reach, world-class commercial capabilities, and approximately 10,000 employees with headquarters located in Jersey City, New Jersey.

For more information, visit http://www.organon.com and connect with us on LinkedIn and Instagram.

Non-GAAP financial measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, and Adjusted diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. This press release also provides certain measures that exclude the impact of foreign exchange. We calculate foreign exchange by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. You should refer to the appendix of this press release for relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

In addition, the company’s full-year 2022 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation and other items not reflective of the company’s ongoing operations.

The company uses non-GAAP financial measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful representation of the underlying operating performance of the business.

Forward-Looking Statement

Except for historical information herein, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about management’s expectations about Organon’s future financial performance and prospects. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, an inability to execute on our business development strategy or realize the benefits of our planned acquisitions; general economic factors, including interest rate and currency exchange rate fluctuations; general industry conditions and competition; the impact of the ongoing COVID-19 pandemic and emergence of variant strains; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances; new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict its future financial results and performance; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; difficulties developing and sustaining relationships with commercial counterparties; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent SEC filings, available at the SEC’s Internet site (www.sec.gov).

TABLE 1

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except shares in thousands and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$1,537	$1,600	$4,689	$4,701
Costs, Expenses and Other
Cost of sales	551	609	1,700	1,783
Selling, general and administrative	440	388	1,234	1,186
Research and development	127	86	329	229
Acquired in-process research and development and milestones	10	25	107	25
Restructuring costs	11	1	11	3
Interest expense	108	98	303	160
Exchange losses (gains)	4	1	(21)	6
Other expense, net	4	3	15	16
	1,255	1,211	3,678	3,408
Income From Continuing Operations Before Income Taxes	282	389	1,011	1,293
Taxes on Income	55	66	202	144
Net Income From Continuing Operations	227	323	809	1,149
Loss From Discontinued Operations - Net of Tax	—	—	—	—
Net Income	227	323	809	1,149
Earnings per Share - Basic:
Continuing operations	$0.89	$1.27	$3.19	$4.53
Discontinued operations	—	—	—	—
Net Earnings per Share - Basic	$0.89	$1.27	$3.19	$4.53
Earnings per Share - Diluted:
Continuing operations	$0.89	$1.27	$3.17	$4.52
Discontinued operations	—	—	—	—
Net Earnings per Share - Diluted	$0.89	$1.27	$3.17	$4.52
Weighted Average Shares Outstanding:
Basic	254,348	253,534	253,986	253,530
Diluted	255,067	254,172	255,094	254,011

TABLE 2

Organon & Co.

Sales by top products

	Three Months Ended September 30,						Nine Months Ended September 30,
	2022			2021			2022			2021
($ in millions)	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$151	$78	$229	$120	$55	$175	$401	$194	$595	$389	$154	$543
Follistim AQ	27	33	60	29	32	61	79	100	179	81	97	178
NuvaRing	27	23	50	21	28	49	65	68	133	68	79	147
Ganirelix Acetate Injection	6	30	36	5	20	25	20	77	97	19	66	85
Cerazette	—	15	15	—	18	18	—	47	47	—	53	53
Other Women’s Health (1)	24	39	63	18	35	53	80	108	188	80	111	191
Biosimilars
Renflexis	54	7	60	48	6	54	145	20	166	119	17	136
Ontruzant	15	14	29	9	47	56	35	52	87	20	81	101
Brenzys	—	24	24	—	14	14	—	52	52	—	35	35
Aybintio	—	10	10	—	10	10	—	29	29	—	26	26
Hadlima	—	6	6	—	5	5	—	14	14	—	9	9
Established Brands
Cardiovascular
Zetia	2	85	87	1	90	91	7	280	287	6	276	282
Vytorin	1	30	31	3	38	41	6	98	104	8	119	127
Atozet	—	109	109	—	114	114	—	350	350	—	347	347
Rosuzet	—	17	17	—	15	15	—	55	55	—	48	48
Cozaar/Hyzaar	2	68	70	3	84	87	11	244	256	9	256	265
Other Cardiovascular (1)	1	34	35	1	48	49	3	117	120	3	145	148
Respiratory
Singulair	3	92	94	2	98	100	8	308	316	10	289	300
Nasonex	—	49	49	—	49	48	9	173	182	3	141	144
Dulera	31	9	40	48	8	56	98	30	127	121	25	146
Clarinex	—	25	26	2	27	28	3	96	99	5	78	83
Other Respiratory (1)	11	10	21	14	5	18	34	32	66	43	20	64
Non-Opioid Pain, Bone and Dermatology
Arcoxia	—	64	64	—	65	65	—	185	185	—	184	184
Fosamax	1	35	36	1	45	46	2	115	117	3	130	132
Diprospan	—	28	28	—	34	34	—	91	91	—	92	92
Other Non-Opioid Pain, Bone and Dermatology (1)	2	63	65	9	69	79	10	200	210	12	201	213
Other
Proscar	—	26	27	—	27	27	1	76	77	1	91	92
Propecia	2	28	30	1	33	34	5	90	95	5	96	101
Other (1)	6	81	87	10	83	95	21	230	251	32	230	262
Other (2)	—	39	39	1	51	52	—	115	116	(2)	171	168
Revenues	$366	$1,171	$1,537	$346	$1,254	$1,600	$1,043	$3,646	$4,689	$1,035	$3,666	$4,701

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1) Includes sales of products not listed separately. Revenue from an arrangement for the sale of generic etonogestrel/ethinyl estradiol vaginal ring is included in Other Women’s Health.

(2) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties, and allocated amounts from pre-spin revenue hedging activities.

TABLE 3

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2022	2021	2022	2021
Europe and Canada	$363	$410	$1,243	$1,314
United States	366	346	1,043	1,035
Asia Pacific and Japan	283	287	888	874
China	241	252	721	693
Latin America, Middle East, Russia and Africa	236	238	665	595
Other (1)	48	67	129	190
Revenues	$1,537	$1,600	$4,689	$4,701

(1) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties, and allocated amounts from pre-spin revenue hedging activities.

TABLE 4

Reconciliation of GAAP Gross Margin to Non-GAAP Adjusted Gross Profit and Adjusted Gross Margin

($ in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$1,537	$1,600	$4,689	$4,701
Cost of sales	551	609	1,700	1,783
Gross Profit	986	991	2,989	2,918
Gross Margin	64.2%	61.9%	63.7%	62.1%
Amortization	32	27	88	69
One-time costs (1)	11	17	35	27
Stock-based compensation	3	3	9	8
Non-GAAP Adjusted Gross Profit (2)	$1,032	$1,038	3,121	3,022
Non-GAAP Adjusted Gross Margin	67.1%	64.9%	66.6%	64.3%

(1) One-time costs for the three months ended September 30, 2022 primarily include costs to stand up the company and inventory step-up adjustments. One-time costs for the nine months ended September 30, 2022 primarily include costs to stand up the company and inventory step-up adjustments as well as a $9 million impairment charge related to a licensed intangible asset.

(2) Non-GAAP Adjusted Gross Profit is calculated by excluding amortization, one-time costs, and the portion of stock-based compensation expense allocated to Cost of sales.

TABLE 5

Organon & Co.

Reconciliation of GAAP Income from Continuing Operations Before Income Taxes to Adjusted EBITDA

($ in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Income from continuing operations before income taxes	$282	$389	$1,011	$1,293
Depreciation	25	25	72	64
Amortization (1)	32	27	88	69
Interest expense	108	98	303	160
EBITDA	$447	$539	$1,474	$1,586
Restructuring costs	11	1	11	3
One-time costs (2)	70	56	168	171
Stock-based compensation (3)	18	15	52	44
Adjusted EBITDA	$546	$611	$1,705	$1,804
Adjusted EBITDA margin	35.5%	38.2%	36.4%	38.4%

(1) Amortization in all periods is included in Cost of sales.

(2) One-time costs primarily include costs incurred in connection with the spin-off of Organon and inventory step up adjustments. For the three months ended September 30, 2022, approximately $50 million of the one-time costs are recorded in Selling, general and administrative expenses, $11 million are recorded in Cost of sales, $6 million are recorded in Other (income) expense, and $3 million are recorded in Research and development. For the three months ended September 30, 2021, approximately $35 million of the one-time costs are recorded in Selling, general and administrative expenses, and approximately $17 million are recorded in Cost of sales and $4 million are recorded in Research and development.

(2) One-time costs primarily include costs incurred in connection with the spin-off of Organon, an impairment of a licensed intangible asset, and inventory step-up adjustments. For the nine months ended September 30, 2022, approximately $103 million of the one-time costs are recorded in Selling, general and administrative expenses, approximately $35 million are recorded in Cost of sales, $20 million are recorded in Other (income) expense, and $10 million are recorded in Research and development. For the nine months ended September 30, 2021, approximately $139 million of the one-time costs are recorded in Selling, general and administrative expenses, approximately $27 million are recorded in Cost of sales and $5 million are recorded in Research and development.

(3) For the three months ended September 30, 2022, approximately $3 million of stock-based compensation is recorded in Cost of sales, $12 million is recorded in Selling, general and administrative and $3 million is recorded in Research and development. For the three months ended September 30, 2021, approximately $3 million of stock-based compensation is recorded in Cost of sales, $10 million is recorded in Selling, general and administrative and $2 million is recorded in Research and development.

(3) For the nine months ended September 30, 2022, approximately $9 million of stock-based compensation is recorded in Cost of sales, $35 million is recorded in Selling, general and administrative and $8 million is recorded in Research and development. For the nine months ended September 30, 2021, approximately $8 million of stock-based compensation is recorded in Cost of sales, $26 million is recorded in Selling, general and administrative and $10 million is recorded in Research and development.

TABLE 6

Organon & Co.

Reconciliation of GAAP Income from Continuing Operations Before Income Taxes to Non-GAAP Adjusted Net Income

($ in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Income from continuing operations before income taxes	$282	$389	$1,011	$1,293
Adjustments:
Amortization (1)	32	27	88	69
Restructuring costs	11	1	11	3
One-time costs (2)	70	56	168	171
Stock-based compensation (3)	18	15	52	44
Total Adjustments	131	99	319	287
Non-GAAP pre-tax income, continuing operations	$413	$488	$1,330	$1,580
Taxes on income as reported in accordance with GAAP	55	66	202	144
Tax benefit on adjustments	21	21	55	56
Tax (deduction) benefit on GAAP-only discrete items (4)	—	—	(3)	91
Non-GAAP adjusted taxes on income	76	87	254	291
Non-GAAP adjusted net income, continuing operations	$337	$401	$1,076	$1,289
Non-GAAP adjusted net income, continuing operations per diluted share	$1.32	$1.58	$4.22	$5.07

(1) Amortization in all periods is included in Cost of sales.

(2) One-time costs primarily include costs incurred in connection with the spin-off of Organon and inventory step up adjustments. For the three months ended September 30, 2022, approximately $50 million of the one-time costs are recorded in Selling, general and administrative expenses, $11 million are recorded in Cost of sales, $6 million are recorded in Other (income) expense, and $3 million are recorded in Research and development. For the three months ended September 30, 2021, approximately $35 million of the one-time costs are recorded in Selling, general and administrative expenses, and approximately $17 million are recorded in Cost of sales and $4 million are recorded in Research and development.

(2) One-time costs primarily include costs incurred in connection with the spin-off of Organon, an impairment of a licensed intangible asset, and inventory step-up adjustments. For the nine months ended September 30, 2022, approximately $103 million of the one-time costs are recorded in Selling, general and administrative expenses, approximately $35 million are recorded in Cost of sales, $20 million are recorded in Other (income) expense, and $10 million are recorded in Research and development. For the nine months ended September 30, 2021, approximately $139 million of the one-time costs are recorded in Selling, general and administrative expenses, approximately $27 million are recorded in Cost of sales and $5 million are recorded in Research and development.

(3) For the three months ended September 30, 2022, approximately $3 million of stock-based compensation is recorded in Cost of sales, $12 million is recorded in Selling, general and administrative and $3 million is recorded in Research and development. For the three months ended September 30, 2021, approximately $3 million of stock-based compensation is recorded in Cost of sales, $10 million is recorded in Selling, general and administrative and $2 million is recorded in Research and development.

(3) For the nine months ended September 30, 2022, approximately $9 million of stock-based compensation is recorded in Cost of sales, $35 million is recorded in Selling, general and administrative and $8 million is recorded in Research and development. For the nine months ended September 30, 2021, approximately $8 million of stock-based compensation is recorded in Cost of sales, $26 million is recorded in Selling, general and administrative and $10 million is recorded in Research and development.

(4) For the nine months ended September 30, 2021, the company recorded a tax benefit of approximately $70 million related to a portion of non-U.S. step-up in tax basis as a result of its separation from Merck & Co., Inc., Rahway, NJ, USA.